                                                                       Exhibit B
                         NATIONAL FUEL RESOURCES, INC.
                                 BALANCE SHEET

                                                  AT DECEMBER 31,
                                         ---------------------------------
                                             2001                  2000
                                             ----                  ----
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                     $15,041,306           $12,190,514
  Accounts Receivable - Net               16,888,088            36,537,872
  Accounts Receivable - Interco               71,234             3,739,654
  Reserve for Bad Debts                   (2,235,030)           (1,626,605)
  Gas Stored Underground                   8,260,299            26,045,362
  Other Current Assets                        72,847                52,055
                                         -----------            ----------
                                          38,098,744            76,938,852
                                         -----------            ----------

Property, Plant, and Equipment
  Furniture and Fixtures                     994,675               866,345
Less - Accumulated DD&A                     (755,047)             (565,873)
                                         -----------            ----------
                                             239,628               300,472
                                         -----------            ----------

Other Assets                              20,244,661               671,464
                                         -----------            ----------

                                         $58,583,033           $77,910,788
                                         ===========           ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                       $   229,059           $ 1,756,369
  Accrued Liabilities                      5,033,970            20,286,625
  Current Income Taxes - Federal          (1,303,805)                    0
  Accounts Payable - Intercompany            386,606               473,583
  Notes Payable - Intercompany            11,100,000            48,400,000
  Dividend Payable                           100,000               100,000
                                         -----------            ----------
                                          15,545,830            71,016,577
                                         -----------            ----------
Long Term Liabilities:
Deferred Income Taxes                     (1,923,323)           (2,722,491)
Liability for Derivative Financial
   Instruments                            10,935,790             2,282,080
Miscellaneous Deferred Credits             1,633,010             1,057,963
                                         -----------            ----------
                                          10,645,477               617,552
                                         -----------            ----------

Stockholder's Equity:
  Common Stock                                10,000                10,000
  Capital Paid in Excess of Par           33,490,000             3,490,000
  Retained Earnings                         (451,058)            2,776,659
  Unrealized Gain/Loss                      (657,216)                    0
                                         -----------            ----------
Total Equity                              32,391,726             6,276,659
                                         -----------            ----------

                                         $58,583,033           $77,910,788
                                         ===========           ===========